EXHIBIT 10.21

James J. Ritchie Chairman Quanta Capital Holdings Ltd. Washington Mall 22 Church Street Hamilton HM 11, Bermuda 441.294.6350

March 11, 2008

Peter Johnson
36 Hubbard Avenue
Red Bank, NJ 07701

Dear Peter:

On September 11, 2006, Quanta Capital Holdings Ltd. entered into an employment agreement with you (the ‘‘Employment Agreement’’). This letter is the first amendment to the Employment Agreement and replaces, in its entirety, the fifth paragraph of the Employment Agreement with the following paragraph:

In the event your employment with Quanta is terminated by Quanta within the first twenty four (24) months of your employment for reasons other than ‘‘cause’’, as defined as in paragraph (k) of Quanta’s Stock Option Agreement (see attached), you will be paid in one lump sum the greater of twelve months of total severance or severance equal to the number of months remaining between your termination of employment date and your second year anniversary with Quanta. In the event that you are terminated for reasons other than cause following your second year anniversary, severance will be a lump sum payment of 12 months. The lump sum shall be calculated using the monthly equivalent of your eligible total annual cash compensation.

I would appreciate if you would sign and return this letter to confirm your acceptance.

Sincerely,

Quanta Capital Holdings Ltd.
By:	/s/ James J. Ritchie
James J. Ritchie
Chairman

Accepted and agreed:

/s/ Peter D. Johnson
Peter D. Johnson